Exhibit 4.2

Description of Capital Stock
General
As of February 29, 2020, the Federal Home Loan Bank of Boston had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Class B stock, par value $100 per share. Class B stock is issued, redeemed, repurchased, and transferred at par value. The following summary includes a brief description of the Class B stock, as well as certain related additional information. Unless otherwise indicated or unless the context requires otherwise, all references in this discussion to “the Bank,” "we," "us," "our," or similar references mean the Federal Home Loan Bank of Boston.
As a cooperative, we are owned by our member institutions, which are required to purchase shares of our capital stock as a condition of membership in us, which is referred to as our membership stock-investment requirement (MSIR), and to support the capital requirements for certain credit products that we provide. For example, certain activity with us, such as advances, has an associated activity-based stock investment requirement (ABSIR). All issuances, repurchases, and redemptions of our capital stock are effected at a par value of $100 per share. We currently issue one class of stock, Class B, which shareholders may redeem five years after providing a written redemption request.
Our board of directors has a statutory obligation to review and adjust member capital stock purchase requirements to comply with our minimum capital requirements, and each member must comply promptly with any such requirement. However, a member may be able to reduce its outstanding business with us as an alternative to purchasing additional capital stock. Our board of directors has a right and an obligation to call for additional capital-stock purchases by our members in accordance with our capital plan, if needed to satisfy statutory and regulatory capital requirements. Our board of directors has never called for any additional capital-stock purchases by members under our capital plan.
Background
The Gramm-Leach-Bliley Act of 1999 and the regulations of our primary regulator, the Federal Housing Finance Agency (the FHFA), require the FHLBanks to adopt capital plans that, when implemented, would provide them with sufficient capital to meet their minimum regulatory capital requirements. Each capital plan must include, among other things, provisions relating to the minimum investment required of each member; the classes of stock to be offered by the FHLBank (Class A, Class B, or both); the rights, terms, and preferences associated with each class of stock; the criteria for the redemption, repurchase, and transfer of FHLBank stock; and the disposition of FHLBank stock held by institutions that withdraw from membership. The Bank’s capital plan was amended and restated as of September 5, 2011.
Total Stock-Investment Requirement
General
The capital plan is designed to provide the Bank with sufficient capital to meet its minimum regulatory capital requirements. Toward this end, the capital plan requires that members purchase and maintain a certain minimum investment in the Class B stock of the Bank. This minimum investment is referred to as the total stock-investment requirement (TSIR). A member’s total stock-investment requirement is the sum of the member’s membership stock-investment requirement and the member’s activity-based stock-investment requirement, if any. Any stock held by a member in excess of its TSIR is referred to as excess stock.

Membership Stock-Investment Requirement
As of February 29, 2020, the membership stock-investment requirement is equal to 0.20 percent of the membership stock-investment base, subject to a current minimum balance of $10,000 and a current maximum balance of $10.0 million. The membership stock-investment base is an amount calculated in accordance with a formula specified in detail in the capital plan that is based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities, or if a member does not file such reports, then in similar data provided to the Bank.
As a condition of membership, each member is required to purchase and maintain the required amounts of Class B stock necessary to satisfy its membership stock-investment requirement. Each member’s membership stock-investment requirement is recalculated annually by April 30 of each year based on a member’s most recent calendar yearend call report data. The Bank may, for a bona fide business purpose, recalculate a member’s membership stock-investment requirement between annual calculations.

Under the capital plan, the Bank’s board of directors may, from time to time, adjust the factors that determine the membership stock-investment requirement within certain ranges. The percentage requirement applied to the membership stock-investment base may range from 0.05 percent to 0.50 percent. The minimum membership stock-investment requirement may range from $5,000 to $50,000. The maximum membership stock-investment requirement may range from $5.0 million to $100.0 million.
Activity-Based Stock-Investment Requirement
As of February 29, 2020, the activity-based stock-investment requirements are determined by calculating the sum of the following required holdings of Class B stock:

1.
A member is required to hold Class B stock in an amount equal to (a) 3.0 percent of the member’s outstanding principal balances of advances with original maturities of one day from the Bank and (b) 4.0 percent of the member’s outstanding principal balances of advances with original maturities of two days or longer from the Bank.

2.	A member is required to hold Class B stock in an amount equal to 0.00 percent of the member’s advance commitments with the Bank.

3.	A member is required to hold Class B stock in an amount equal to 0.25 percent of the amount of standby letters of credit issued by the Bank on behalf of the member.

4.
A member is required to hold Class B stock in an amount equal to 0.00 percent of the principal balance of acquired member assets acquired by the Bank from the member that remain on the Bank’s statement of condition. The Bank’s board of directors adjusted the activity-based stock-investment requirement for acquired member assets sold by members under the MPF program to 0.00 percent on November 2, 2009, provided that the acquired member assets were sold pursuant to master commitments entered into on or after November 2, 2009. The ABSIR percentage is set as of the date a loan is funded and remains fixed for the life of the loan. Therefore, a member would not be required to purchase additional activity-based stock for a given loan, even if the ABSIR is subsequently adjusted by the Bank.

5.
A member is required to hold Class B stock in an amount equal to 0.00 percent of the amount of delivery commitments issued to a member for acquired member assets to be held on the Bank’s statement of condition.

Each member is required to purchase and maintain the required amounts of Class B stock necessary to satisfy its activity-based stock-investment requirement while the activity-based assets to which the activity-based stock-investment requirement apply remain outstanding. A member’s activity-based stock-investment requirement is subject to change from time to time as the member’s activity with the Bank changes.

Under the capital plan, the Bank’s board of directors may, from time to time, change the percentages that determine the various components of the activity-based stock-investment requirement within certain ranges, as set forth below. Changes outside of these ranges would constitute an amendment to the capital plan that would require FHFA approval.

1.	A member may be required to hold Class B stock in an amount ranging between 3.00 percent and 6.00 percent of the amount of the member’s outstanding principal balances of advances.

2.
A member may be required to hold Class B stock in an amount ranging between 0.00 percent and 6.00 percent of the amount of the member’s advance commitments with the Bank adjusted by the appropriate conversion factor found in Table 5 of Section 1277.4 of the FHFA regulations.

3.
A member may be required to hold Class B stock in an amount ranging between 0.50 percent and 6.00 percent of the amount of letters of credit issued by the Bank on behalf of the member adjusted by the appropriate conversion factor in Table 5 of Section 1277.4 of the FHFA regulations.

4.
A member may be required to hold Class B stock in an amount ranging between 3.00 percent and 6.00 percent of the value of intermediated derivative contracts between the member and the Bank which shall be equal to the sum of (1) the Bank’s current credit exposure for all intermediated derivative contracts between the Bank and the member and (2) the Bank’s potential future exposure for all intermediated derivative contracts between the Bank and the member, each as calculated in accordance with Section 1277.4(e) of the FHFA’s regulations. The Bank does not as of February 29, 2020 offer intermediated derivative contracts to members.

5.
A member may be required to hold Class B stock in an amount ranging between 0.00 percent and 6.00 percent of the principal balance of acquired member assets acquired by the Bank from the member that remain on the Bank’s statement of condition.

6.
A member may be required to hold Class B stock in an amount ranging between 0.00 percent to 6.00 percent of the amount of delivery commitments issued to a member for acquired member assets to be held on the Bank’s statement of condition adjusted by the appropriate conversion factor found in Table 5 of Section 1277.4 of the FHFA regulations.
Bank Monitoring of Member Compliance with Total Stock-Investment Requirement
The total stock-investment requirement for a member is the amount of Class B stock that equals the sum of the member’s membership stock-investment requirement and activity-based stock-investment requirement, in all events rounded up to the next $100 increment. These amounts must be maintained at all times by each member. The Bank will, on a continuing basis, monitor each member’s total stock-investment requirement and the member’s actual ownership of Class B stock and will send, transmit, or give the member written notice of the need to purchase additional Class B stock within seven days of determining that a deficiency exists. A member is required to purchase an amount of Class B stock necessary to satisfy the deficiency within seven days of the date that the Bank sends, transmits, or gives written notice to the member.
Adjustments to the Membership Stock-Investment Requirement or the Activity-Based Stock-investment Requirement
At least 30 days but not more than 45 days prior to implementing any adjustment to the membership stock-investment requirement or the activity-based stock-investment requirement, the Bank will transmit, send, or give members written notice of its intent to do so and the effective date of such adjustment. A member must purchase any additional Class B stock required to comply with such adjustment on or before the date specified by the Bank for such adjustment. A member may also achieve compliance with such an adjustment by sufficiently reducing its volume of activity-based assets on or before the date specified by the Bank for the adjustment. The Bank reserves the right to determine whether to apply any adjustment to the activity-based stock-investment requirement to activity-based assets that are in existence prior to the effective date of the adjustment and/or to activity-based assets in which the member engages with the Bank on and after the effective date of the adjustment to the activity-based stock-investment requirement.
Retention and Purchase of Excess Stock
A member may hold excess shares of Class B stock, to the extent it has the legal authority under applicable statutes and regulations to do so, provided that the Bank may limit purchases of excess stock at any time. The Bank from time to time may, in its discretion and subject to conditions it establishes, offer to issue excess shares of Class B stock to members, subject to members’ authority to hold such shares. Members will be provided with access to a disclosure, either in electronic or written form, prior to a member’s purchase of excess stock, regarding the nature of the member’s investment in such excess shares of Class B stock. The Bank reserves the right to impose a limit on member holdings of excess shares of Class B stock at any time. The Bank, subject to applicable regulatory restrictions may, at any time, repurchase excess shares of Class B stock.
Redemptions of Class B Stock
General
Shares of Class B stock are subject to redemption at par value in cash by the Bank upon expiration of a five-year stock-redemption period following the Bank’s receipt of a written notice of redemption for such shares from a member. Shares of Class B stock are also subject to redemption in connection with the termination of an institution’s membership in the Bank. See the Termination of Membership section below.
Redemption Notice
A redemption notice submitted by a member must be in writing and shall identify the particular shares that are the subject of the redemption notice by reference to the date acquired and the manner in which the shares were acquired. If a redemption notice does not identify the particular shares to be redeemed, the shares subject to redemption shall be identified using a first-acquired, first-redeemed method of identification. Only one redemption notice may be outstanding at any time with respect to a particular share of Class B stock.
Cancellation of Redemption Notice
A redemption notice may be cancelled by giving written notice to the Bank that is received by the Bank at any time prior to the expiration of the applicable stock-redemption period. A redemption notice will automatically be cancelled in its entirety if the Bank is prevented from redeeming the shares subject to the redemption notice within five business days after the expiration of the applicable stock-redemption period because the member would not be in compliance with its total stock-investment requirement after such redemption. If a redemption notice is cancelled, either by submission of a voluntary cancellation notice by the member or by automatic cancellation, the Bank will impose a redemption-cancellation fee equal to two percent of the par amount of the shares of Class B stock subject to the redemption notice unless the Bank’s board of directors decides it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the Federal Home Loan Bank Act of 1932 (as amended, the FHLBank Act).

Limitations on Redemption
Under FHFA regulations and the capital plan, the Bank’s ability to redeem stock is subject to a number of potential limitations. Accordingly, there can be no assurance that a member’s shares of Class B stock subject to a redemption notice will, in fact, be redeemed at the expiration of the applicable stock-redemption period. The potential limitations on redemptions are as follows:

1.
In order to qualify for redemption upon the expiration of the applicable stock-redemption period, the shares subject to the redemption notice must be shares that are held in excess of the member’s total stock-investment requirement at that time. Moreover, as described above, if the Bank is prevented from redeeming the member’s stock because the member would not meet its total stock-investment requirement following the redemption, the stock-redemption notice applicable to such shares will be automatically cancelled and the member will be subject to a redemption cancellation fee, unless such fee is waived by the board of directors of the Bank.

2.	The Bank may not redeem shares if, following such a redemption, it would not be in compliance with each of its minimum regulatory capital requirements.

3.
Approval from the FHFA for the redemption of shares would be required if the FHFA or the board of directors of the Bank determined that the Bank has incurred, or is likely to incur, losses that result in, or are likely to result in, "charges against the capital of the Bank," as that term is defined by the FHFA regulations. Under such circumstances, there can be no assurance that the FHFA would grant such approval or, if it did, upon what terms it might do so.

4.
The Bank may determine to suspend redemptions if it reasonably believes that such redemptions would cause the Bank to fail to meet any of its minimum regulatory capital requirements, would prevent the Bank from maintaining adequate capital against potential risks that are not adequately reflected in its minimum regulatory capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank is required to notify the FHFA of any such suspension of redemptions and its plan for addressing the conditions that led to the suspension. The FHFA may require the Bank to reinstitute the redemption of Class B stock.

5.
The Bank may not redeem shares if it is a noncomplying FHLBank under the FHFA regulations as a result of its inability to comply with statutory or regulatory liquidity requirements or to satisfy its current obligations.

6.	The Bank may not redeem shares if the principal and interest on any COs issued through the Office of Finance has not been paid in full when due.
Pro Rata Allocation of Redemptions
If at any time, the five-year stock-redemption period for stock owned by a member or other stockholder has expired, either with respect to stock subject to a redemption notice or stock of a terminated or withdrawing member, and if the redemption by the Bank of such stock would cause the Bank to fail to be in compliance with any of its minimum regulatory capital requirements, then the Bank shall fulfill such redemptions as the Bank is able to do so from time to time, beginning with such redemptions as to which the stock-redemption period expired on the earliest date and fulfilling such redemptions related to that date on a pro rata basis from time to time until satisfied, and then fulfilling such redemptions as to which the stock-redemption period expired on the next earliest date in the same manner, and continuing in that order until all of such redemptions as to which the stock-redemption period has expired have been fulfilled.
Retention of Redemption Proceeds as Collateral
The Bank may retain the proceeds of a redemption of Class B stock as additional collateral if the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by the member or other stockholder to the Bank and the member or other stockholder has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the Bank’s satisfaction, until all such obligations have been satisfied or the anticipated deficiency is resolved to the Bank’s satisfaction.
Repurchases of Class B Stock
General
Under the capital plan, the Bank may, in its discretion, at any time, repurchase for cash at par value shares of Class B stock held by a member or other stockholder in excess of its total stock-investment requirement, provided that the Bank must transmit, send, or give the member or other stockholder written notice at least 15 days prior to the date of such repurchase, unless a shorter notice period is agreed to in writing by the member or other stockholder. The Bank is to conduct its repurchase activities fairly and impartially and without discrimination in favor or against any member.

Identification of Repurchased Shares
The capital plan includes a methodology for the identification of shares to be repurchased by the Bank. Specifically, if a member or other stockholder has one or more redemption notices outstanding on the date the Bank is to repurchase shares, the Bank shall first repurchase shares subject to the redemption notice that has been outstanding for the longest period of time and then, to the extent necessary, shall repurchase shares subject to the redemption notice that has been outstanding for the next longest period of time and so on, until there are no remaining outstanding redemption notices, in which case, the shares to be repurchased shall be determined by the Bank using a first-acquired, first-repurchased method of identification. To the extent that the Bank repurchases shares that are subject to a redemption notice, the repurchased shares shall be deducted from the outstanding redemption notice. If a member or other stockholder does not have any outstanding redemption notices, the shares to be repurchased shall be determined by the Bank using a first-acquired, first-repurchased method of identification.
Limitations on Repurchases
Under FHFA regulations and the capital plan, the Bank’s ability to repurchase shares of Class B stock held by a member or other stockholder in excess of its total stock-investment requirement is subject to a number of potential limitations. Specifically, the Bank may not repurchase excess stock if:

1.	following any such repurchase, the Bank would not be in compliance with each of its minimum regulatory capital requirements;

2.	following any such repurchase, the member would not meet its TSIR;

3.
a determination has been made by the FHFA or the board of directors of the Bank that the Bank has incurred, or is likely to incur, losses that result in or are likely to result in, "charges against the capital of the Bank," as that term is defined in the FHFA regulations, unless the Bank has obtained approval from the FHFA for such repurchase;

4.	the Bank has suspended redemptions and the FHFA has not approved the Bank’s repurchase of stock during the period such suspension is in effect;

5.	under the FHFA regulations as a result of its inability to comply with statutory or regulatory liquidity requirements or to satisfy its current obligations; or

6.	the principal or interest on any COs issued through the Office of Finance has not been paid in full when due.
Retention of Repurchase Proceeds as Collateral
The Bank may retain the proceeds of a repurchase of Class B stock as additional collateral if the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by the member or other stockholder to the Bank and the member or other stockholder has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the Bank’s satisfaction, until all such obligations have been satisfied or the anticipated deficiency is resolved to the Bank’s satisfaction.
Termination of Membership
Voluntary Withdrawal
A member may withdraw from membership in the Bank by providing written notice of its intent to withdraw to the Bank. A member may cancel its notice of withdrawal at any time prior to the effective date of the membership withdrawal by providing the Bank with written notice of such cancellation. The Bank will impose a redemption-cancellation fee equal to two percent of the par amount of the shares of Class B stock held by the member as of the date the Bank receives notice from the member that the member is canceling its notification of intent to withdraw from membership, unless the board of directors of the Bank decides it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the FHLBank Act.
The date of receipt by the Bank of written notice of withdrawal shall commence the five-year stock-redemption period for the Class B stock held by the member that is not already subject to a pending redemption notice. If a member acquires or receives any shares of Class B stock after that date, the five-year stock-redemption period shall commence on the date such shares are acquired or received. The membership of a voluntarily withdrawing member shall terminate upon the expiration of the last applicable five-year stock-redemption period for the Class B stock that the member is required to hold under the membership stock-investment requirement as of the date that the Bank received the member’s written notification of its intent to withdraw from membership.

Until the effective date of termination of membership, a voluntarily withdrawing member may continue to have access to the benefits of membership; however, the Bank need not commit to providing a withdrawing member any further services, including advances, that would mature or otherwise terminate subsequent to the effective date of the member’s withdrawal. If a member provides the Bank with written notice of its intention to withdraw, the membership stock-investment requirement applicable to the member will not increase during the pendency of the notice. The activity-based stock-investment requirement applicable to the member’s activity-based assets in existence on the date the notice of intent to withdraw is received by the Bank will not increase during the pendency of the notice. After the date the Bank has received the notice of intent to withdraw, if the member is required to purchase additional Class B stock to meet its total stock-investment requirement as a result of new activity-based assets that the member engages in with the Bank, the activity-based stock-investment requirement applicable to such activity-based assets on the date of the transaction shall apply but shall not be increased subsequently during the pendency of the notice.
On and after the effective date of a member’s withdrawal, the former member will no longer have the benefits of membership and will no longer have any voting rights other than if it had been a member as of the applicable record date. The former member will be entitled to receive any dividends declared on its Class B stock until the stock is redeemed or repurchased.
Upon the effective date of termination of membership, the former member will not be deemed to be subject to the membership stock-investment requirement. The former member will continue to be subject to the activity-based stock-investment requirement. If activity-based assets remain outstanding beyond the effective date of termination of membership, the Bank will not redeem Class B stock as to which the applicable stock-redemption period has expired to the extent that the former member’s outstanding Class B stock-investment would fall below the activity-based stock-investment requirement corresponding to such outstanding activity-based assets. The Bank may repurchase Class B stock held by the terminated member in excess of the total stock-investment requirement as activity-based assets are extinguished or repurchased by the terminated member.
Involuntary Termination
The board of directors of the Bank has the right to terminate the membership of any member that: (1) fails to comply with any requirement of the FHLBank Act, any regulation adopted by the FHFA, or any requirement of the capital plan, (2) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law, or (3) would jeopardize the safety and soundness of the Bank if it were to remain a member. A member whose membership is involuntarily terminated will cease to be a member as of the date on which the board of directors of the Bank acts to terminate the membership.
The terminated member will no longer have the benefits of membership and will no longer have any voting rights other than if it had been a member as of the applicable record date. The former member will be entitled to receive any dividends declared on its Class B stock until the stock is redeemed or repurchased.
The five-year stock-redemption period for the Class B stock held by the member that is terminated that is not already subject to a pending redemption notice shall commence on the date of termination. If the terminated member acquires or receives any shares of Class B stock after that date, the five-year stock-redemption period shall commence on the date such shares are acquired or received.
Upon the effective date of termination of membership, the terminated member will continue to be subject to the membership stock-investment requirement that applied to the terminated member on the effective date of termination, provided that effective upon the expiration of the five-year stock-redemption period that commences on the date of termination, the terminated member’s membership stock-investment requirement will be deemed to be zero. The terminated member will continue to be subject to the activity-based stock-investment requirement. The activity-based stock-investment requirement will not be increased on and after the date of the termination. If activity-based assets remain outstanding beyond the effective date of termination of membership, the Bank will not redeem Class B stock as to which the applicable stock-redemption period has expired to the extent that the former member’s outstanding Class B stock-investment would fall below the activity-based stock-investment requirement corresponding to such outstanding activity-based assets. The Bank may, in its discretion, repurchase Class B stock held by the terminated member in excess of its total stock-investment requirement.
Merger or Consolidation of Member into a Member of Another FHLBank or into an Institution That Is Not an FHLBank Member
The membership of a member may be terminated as a result of a merger or consolidation of the member into a member of another FHLBank or into a nonmember institution. In such a case, the member’s membership will terminate on the date that its charter is canceled.

Upon the date of termination, the Class B stock held by the disappearing member will be transferred on the books of the Bank to the surviving nonmember institution. The surviving nonmember institution will not have the right to benefits of membership and will no longer have any voting rights other than if the disappearing member had been a member as of the applicable record date. The surviving nonmember institution will be entitled to receive any dividends declared on its Class B stock until the stock is redeemed or repurchased.
The five-year stock-redemption period for the Class B stock held by the disappearing member that is not already subject to a pending redemption notice shall commence on the date of termination. If the surviving nonmember institution acquires or receives any shares of Class B stock after that date, the five-year stock-redemption period shall commence on the date such shares are acquired or received.
Upon the effective date of termination of membership, the surviving nonmember institution will continue to be subject to the membership stock-investment requirement that applied to the disappearing member on the effective date of termination, provided that the membership stock-investment requirement will be deemed to be zero as of the next recalculation by the Bank of the membership stock-investment requirement in accordance with the capital plan. The surviving nonmember institution will continue to be subject to the activity-based stock-investment requirement. The activity-based stock-investment requirement will not be increased on and after the date of the termination. If activity-based assets remain outstanding beyond the effective date of termination of membership, the Bank will not redeem Class B stock as to which the applicable stock-redemption period has expired to the extent that the surviving nonmember institution’s outstanding Class B stock-investment would fall below the activity-based stock-investment requirement corresponding to such outstanding activity-based assets. The Bank may, in its discretion, repurchase Class B stock held by the surviving nonmember institution in excess of its total stock-investment requirement. The FHFA regulations and the capital plan also contain provisions that address a circumstance where the disappearing member merges or consolidates into an institution that is eligible for membership in the Bank.
Relocation of a Member’s Principal Place of Business
The membership of a member may be terminated as a result of the relocation of a member’s principal place of business to another FHLBank district. The effective date of such termination shall be the date on which the transfer of membership becomes effective under FHFA regulations.
The relocated institution will not have the right to benefits of membership and will no longer have any voting rights other than if it was a member as of the applicable record date. The relocated institution will be entitled to receive any dividends declared on its Class B stock until the stock is redeemed or repurchased.
The five-year stock-redemption period for the Class B stock held by the relocated member that is not already subject to a pending redemption notice shall commence on the date of termination. If the relocated institution acquires or receives any shares of Class B stock after that date, the five-year stock-redemption period shall commence on the date such shares are acquired or received.
Upon the effective date of termination of membership, the relocated institution will continue to be subject to the membership stock-investment requirement that applied to it on the effective date of termination, provided that effective upon the expiration of the five-year stock-redemption period that commences on the date of termination, the terminated member’s membership stock-investment requirement will be deemed to be zero. The relocated member will continue to be subject to the activity-based stock-investment requirement. The activity-based stock-investment requirement will not be increased on and after the date of the termination. If activity-based assets remain outstanding beyond the effective date of termination of membership, the Bank will not redeem Class B stock as to which the applicable stock-redemption period has expired to the extent that the relocated member’s outstanding Class B stock-investment would fall below the activity-based stock-investment requirement corresponding to such outstanding activity-based assets. The Bank may, in its discretion, repurchase Class B stock held by the relocated member in excess of its total stock-investment requirement.
Merger or Consolidation of Member into Another Member
A member of the Bank that merges or consolidates into another member of the Bank shall have its membership terminated as of the date of the cancellation of its charter. At such time, the Class B stock held by the disappearing member will be transferred on the books of the Bank into the name of the surviving member. The termination of the disappearing member’s membership shall not commence a five-year stock-redemption period for the Class B stock previously held by the disappearing member. The five-year stock-redemption periods applicable to a redemption notice or notices received by the Bank from the disappearing member prior to the date of its termination will continue to run.
As of the termination of the disappearing member’s membership, the surviving member’s membership stock-investment requirement shall immediately be increased by the amount of the disappearing member’s membership stock-investment requirement immediately prior to the cancellation of its charter. As of that date, the surviving member’s activity-based stock-

investment requirement will be calculated based on its current activity-based assets including those acquired from the disappearing member.
Disposition of Claims
In the case of a member that has voluntarily withdrawn from membership, that is involuntarily terminated, that merges into a nonmember institution, or that relocates to another FHLBank district, the Bank shall determine an orderly manner for the disposition of such institution’s or its successor’s activity-based assets outstanding from the Bank. The Bank may allow such institution or successor institution to leave its obligations to the Bank outstanding for any length of time up to and including maturity. The Bank may, in its discretion, require immediate settlement of all obligations of such institution or successor institution on the effective date of the institution’s termination, in which case such institution or successor institution shall be subject to any applicable prepayment fees.
Redemption of Class B Stock of an Institution Whose Membership has Terminated
The redemption of Class B stock held by a member that has voluntarily withdrawn from membership, that is involuntarily terminated, that merges into a nonmember institution or that relocates to another FHLBank district, as to which the applicable five-year stock-redemption period has expired, is subject to the following limitations on redemption:

1.
The shares to be redeemed must be shares that are held in excess of the institution’s or successor institution’s total stock-investment requirement at that time. To the extent that such shares were the subject of a redemption notice or notices outstanding as of the effective date of the former member’s termination of membership, the redemption notice or notices are not subject to automatic cancellation. Such redemption notice or notices shall remain pending until they can be satisfied.

2.	The Bank may not redeem shares if, following such a redemption, it would not be in compliance with each of its minimum regulatory capital requirements.

3.
Approval from the FHFA for the redemption of shares would be required if the FHFA or the board of directors of the Bank determined that the Bank has incurred, or is likely to incur, losses that result in, or are likely to result in, "charges against the capital of the Bank," as that term is defined in the FHFA regulations. Under such circumstances, there can be no assurance that the FHFA would grant such approval or, if it did, upon what terms it might do so.

4.
The Bank may determine to suspend redemptions if it reasonably believes that such redemptions would cause the Bank to fail to meet any of its minimum regulatory capital requirements, would prevent the Bank from maintaining adequate capital against potential risks that are not adequately reflected in its minimum regulatory capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank is required to notify the FHFA of any such suspension of redemptions and its plan for addressing the conditions that led to the suspension. The FHFA may require the Bank to reinstitute the redemption of Class B stock.

5.
The Bank may not redeem shares if it is a noncomplying FHLBank under the FHFA regulations as a result of its inability to comply with statutory or regulatory liquidity requirements or to satisfy its current obligations.

6.	The Bank may not redeem shares if the principal and interest on any COs issued through the Office of Finance has not been paid in full when due.
The redemption of Class B stock held by such an institution or successor institution is subject to the provisions regarding pro rata allocation of redemptions and retention of redemption proceeds as are described above in regard to a redemption notice submitted by a member.
Impact of Voluntary Withdrawal or Termination of Membership
Any member that withdraws from membership or that has had its membership terminated may not be readmitted as a member of any FHLBank for a period of five years from the date membership was terminated and all of the member’s stock was redeemed or repurchased. A transfer of membership without interruption between FHLBanks shall not constitute a termination of membership for this purpose.
Amendments to the Capital Plan; Periodic Review
The Bank reserves the right to amend the capital plan from time to time. Such amendments might include, but would not be limited to, the sale of one or more subclasses of Class A stock and one or more subclasses of Class B stock.

Any amendment to the capital plan must be approved by the board of directors of the Bank and submitted to the FHFA for its approval prior to implementation. The Bank will transmit, send, or give its members notice in writing at least 30 days prior to the effective date of any amendment to the capital plan.
In addition, the board of directors of the Bank has a continuing obligation to review and adjust the total stock-investment requirement, as necessary, to ensure that the Bank remains in compliance with each of its minimum regulatory capital requirements, taking into account all components of the Bank’s total permanent capital and total capital, including shares of Class B stock held by members and other stockholders in excess of their total stock-investment requirements. The board of directors of the Bank also must review the capital plan at least annually to consider potential amendments to the capital plan.
Notices under the Capital Plan
Written notices transmitted, sent, or given by the Bank under the capital plan shall be addressed to the chief executive officer of the member or other stockholder, or such other person designated by the member or other stockholder, at the postal address, physical address, or fax number appearing in the Bank’s records from time to time. Written notices given to the Bank under the capital plan shall be addressed to the president of the Bank at the Bank’s postal address, physical address, or by fax to 617-292-9645, and shall be deemed to have been received by the Bank in each case upon actual receipt by the Bank.
Voting Rights
Voting rights in regard to the election of directors are set forth in Section 1261 of the FHFA’s regulations. Holders of Class B stock that are members as of the record date (December 31 of the year immediately preceding an election) shall be entitled to vote for the election of directors. Each member is eligible to vote for the number of open member director seats in the state in which its principal place of business is located and for each open independent director seat. Each member is eligible to cast one vote for each share of Class B stock that the member was required to hold as of the record date; except that the number of votes that each member may cast for each directorship shall not exceed the average number of shares of Class B stock that were required to be held by all members located in that state on the record date. There are no voting preferences for any share of Class B stock and members shall not be entitled to vote any shares of excess stock in the election of directors. Under the capital plan, members have the right to vote only with respect to the election of directors.
Dividends
The board of directors of the Bank may, but is not required to, declare and pay noncumulative dividends in cash, stock, or a combination thereof. Dividends may only be paid from current net earnings or unrestricted previously retained earnings, subject to certain limitations or conditions. Holders of Class B stock are entitled to receive dividends that are declared on Class B stock based upon the holder’s average daily balance of Class B stock held during the applicable period. The board of directors of the Bank cannot declare or pay a dividend if: (1) the Bank is not in compliance with each of its minimum regulatory capital requirements or (2) the Bank would not be in compliance with each of its minimum regulatory capital requirements after paying the dividend. The Bank also will not pay dividends if any principal or interest on COs issued through the Office of Finance has not been paid in full when due or if the Bank is a noncomplying FHLBank under the FHFA regulations as a result of its inability to comply with statutory or regulatory liquidity requirements or to satisfy its current obligations.
Retained Earnings
The retained earnings, surplus, undivided profits, and equity reserves, if any, of the Bank shall be owned by the holders of the Class B stock in an amount proportional to each stockholder’s share of the total shares of Class B stock. The stockholders shall have no right to receive any portion of those items except through the declaration of a dividend or capital distribution approved by the board of directors of the Bank or through the liquidation of the Bank.
Rights in Case of Liquidation, Merger, or Consolidation
In the event the Bank is liquidated, after payment of all creditors of the Bank, all shares of Class B stock will be redeemed at par value, or if sufficient funds are not available to accomplish full redemption at par value, on a pro rata basis among all stockholders. If there is a full redemption at par value, any remaining assets following the redemption will be distributed on a pro rata basis among all Class B stockholders. However, the FHFA has authority to prescribe rules, regulations, or orders governing the liquidation of an FHLBank that may modify, restrict, or eliminate any of the rights set forth above.
In the event the Bank merges or is consolidated into another FHLBank, stockholders shall be entitled to the rights and benefits set forth in the applicable plan of merger and/or terms established or approved by the FHFA. Similarly, in the event another FHLBank is merged or consolidated into the Bank, the holders of the outstanding stock of the other FHLBank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the FHFA.

Transfers of Class B Stock
With the prior written approval of the Bank a stockholder may transfer, at par value, any shares of Class B stock that it holds in excess of its total stock-investment requirement to any other member or an institution that has satisfied all conditions for becoming a member other than the purchase of the Class B stock required to satisfy its total stock-investment requirement. An institution wishing to transfer Class B stock shall identify the particular shares to be transferred by reference to the date acquired and the manner in which such shares were acquired. If the institution fails to identify the shares to be transferred, the shares subject to transfer shall be determined using a first-acquired, first-transferred method of identification. In the event that transferred shares are subject to a redemption notice or notices, the respective transferred shares shall be deducted from the outstanding redemption notice or notices.
Limitations on Issuance and Holding of Class B Stock
The Bank may issue Class B stock only in accordance with the capital plan and applicable FHFA regulations. Class B stock shall be issued to and owned only by members, and institutions that have been approved for membership, with the exception of former members or successors thereto that acquire, receive, or retain the Class B stock in accordance with the provisions of the capital plan. Class B stock will be issued in book-entry form only. The Bank will act as its own transfer agent. Shares of Class B stock that are redeemed or repurchased by the Bank shall be retired.